News Release

For Immediate Release:	For More Information,
September 15, 2026	Contact: Katie Doyle
336-286-8741

First Bancorp Announces Cash Dividend

Southern Pines, NC, September 15, 2026 - The Board of Directors of First Bancorp (NASDAQ: FBNC) (the “Company”), the parent company of First Bank, has declared a cash dividend on its common stock of $0.24 per share payable on October 23, 2026 to shareholders of record as of September 30, 2026.

Richard Moore, Chief Executive Officer of First Bancorp, stated, “During the second quarter of 2026, First Bancorp continued to demonstrate solid financial performance, stable credit quality, and strong capital and liquidity positions. Our disciplined approach to managing the balance sheet and expenses remains focused on long-term shareholder value, and we are pleased to continue our longstanding practice of providing cash dividends to our shareholders.”

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $13.0 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC." Member FDIC, Equal Housing Lender.